Press Release

Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP

PROVIDES FIRST QUARTER UPDATE

Tulsa, Oklahoma, April 21, 2009: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced that based on preliminary results, it expects total vehicle rental revenues for the first quarter of 2009 to increase approximately 2 – 3% compared to the fourth quarter of 2008, as rental revenues for the first quarter were favorably impacted by an approximate 10% increase in rate per day, more than offsetting an approximate 7% decline in transaction days. Additionally, rental revenues for the first quarter of 2009 are projected to be down approximately 8 – 9% compared to the first quarter of 2008, as an approximate 4% improvement in pricing on a year-over-year basis did not fully offset an approximate 12% decline in transaction days. The Company noted that the Easter holiday fell in the second quarter this year versus the first quarter in 2008, and February 2009 had one less day than February 2008.

“Although market conditions and fleet cost remain challenging, our revenue management initiatives combined with what appear to be improved industry-wide supply and demand factors resulted in double-digit improvements in rate per day compared to the depressed pricing levels of the fourth quarter 2008,” said Scott L. Thompson, President and Chief Executive Officer.

The above data relating to the first quarter results are preliminary estimates based on information available at this time. The Company will release its first quarter results on May 6, 2009.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in over 70 countries. Dollar and Thrifty have over 700 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 6,800 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them. Risks and uncertainties that could materially affect future results include the impact of persistent pricing and demand pressures, particularly in light of the continuing volatility in the global financial markets, constrained credit markets and concerns about global economic prospects, which have continued to depress consumer confidence and spending levels and could affect the ability of our customers to meet their payment obligations to us; the financial impact on us, the U.S. automotive industry and the economy as a whole of a bankruptcy or significant restructuring of Chrysler, our principal supplier, or GM; the availability and impact of further federal initiatives to stabilize the U.S. automotive industry; the impact of pricing and other actions by competitors, particularly if demand deteriorates further; airline travel patterns, including further disruptions or reductions in air travel resulting from airline bankruptcies, industry consolidation, capacity reductions and pricing actions; the cost and other terms of acquiring and disposing of automobiles and the impact of current adverse conditions in the used car market on our ability to reduce our fleet capacity as and when projected by our plans; our ability to manage our fleet mix to match demand and reduce vehicle depreciation costs, particularly as we increase the level of Non-Program Vehicles (those without a guaranteed residual value) and our exposure to the used car market; volatility in gasoline prices; our ability to obtain cost-effective financing as needed without unduly restricting operational flexibility, particularly if global economic conditions deteriorate further; our ability to comply with financial covenants or to obtain necessary amendments or waivers, and the impact of the terms of those amendments, such as potential reductions in lender commitments; our ability to manage the consequences under our financing agreements of a default by any of the Monolines that provide credit support for our asset backed financing structures; whether counterparties under our derivative instruments will continue to perform as required; whether ongoing governmental and regulatory initiatives in the United States and elsewhere to stabilize the financial markets will be successful; the effectiveness of other actions we take to manage costs and liquidity and whether further reductions in the scope of our operations will be necessary; disruptions in information and communication systems we rely on, including those relating to methods of payment; access to reservation distribution channels; the cost of regulatory compliance and the outcome of pending litigation; local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed; and the impact of natural catastrophes and terrorism. Forward-looking statements should be considered in light of information in this press release and other filings with the Securities and Exchange Commission.

Contacts:

Financial:	H. Clifford Buster III	Media: Chris Payne
Chief Financial Officer	Senior Manager
(918) 669-3277	Corporate Communications
(918) 669-2236
chris.payne@dtag.com